CAMPBELL GLOBAL TREND FUND, L.P.
                            MONTHLY REPORT - MAY 2011
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

                          Partners' Capital - Class A

Net Asset Value (7,675.512 units) at April 30, 2011         $        8,782,132
Additions of 0.000 units on May 31, 2011     	                 	     0
Redemptions of (0.000) units on May 31, 2011                                (0)
Offering Costs                                                          (3,570)
Net Income - May 2011                                                 (236,337)
                                                                 -------------
Net Asset Value (7,675.512 units) at May 31, 2011           $        8,542,225
                                                                 =============

Net Asset Value per Unit at May 31, 2011                    $         1,112.92
                                                                 =============

                          Partners' Capital - Class B

Net Asset Value (5.000 units) at April 30, 2011             $            5,000
Additions of 0.000 units on May 31, 2011     	                 	     0
Redemptions of (0.000) units on May 31, 2011                                (0)
Offering Costs                                                              (2)
Net Income - May 2011                                                     (162)
                                                                 -------------
Net Asset Value (5.000 units) at May 31, 2011               $            4,836
                                                                 =============

Net Asset Value per Unit at May 31, 2011                    $           967.28
                                                                 =============

                          Partners' Capital - Class C

Net Asset Value (7,545.524 units) at April 30, 2011        $         8,751,621
Additions of 22.110 units on May 31, 2011                               25,001
Redemptions of (0.000) units on May 31, 2011                                (0)
Offering Costs                                                          (3,568)
Net Income - May 2011                                                 (215,813)
                                                                 -------------
Net Asset Value (7,567.634 units) at May 31, 2011           $        8,557,241
                                                                 =============

Net Asset Value per Unit at May 31, 2011                    $         1,130.77
                                                                 =============

                          Partners' Capital - Class D

Net Asset Value (70.002 units) at April 30, 2011            $           70,002
Additions of 5.174 units on May 31, 2011                                 5,013
Redemptions of (0.000) units on May 31, 2011                                (0)
Offering Costs                                                             (28)
Net Income - May 2011                                                   (2,150)
                                                                 -------------
Net Asset Value (75.176 units) at May 31, 2011              $           72,837
                                                                 =============

Net Asset Value per Unit at May 31, 2011                    $           968.88
                                                                 =============
                           STATEMENT OF INCOME (LOSS)
                           --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                $         (237,860)
    Change in unrealized                                               (63,724)

  Gains (losses) on forward contracts:
    Realized                                                                 0
    Change in unrealized                                              (183,738)
  Net Investment Income (Loss)                                             295
                                                                 -------------
                                                                      (485,027)
                                                                 -------------
Expenses:
  Management fee                                                        28,674
  Performance fee                                                     (102,948)
  General Partner fee                                                   14,337
  Sales and brokerage fee                                               22,047
  Operating expenses                                                     7,325
                                                                 -------------
                                                                       (30,565)
                                                                 -------------
Net Income (Loss) - May 2011                                $         (454,462)
                                                                 =============



                                 FUND STATISTICS
                                 ---------------

                          Partners' Capital - Class A

Net Asset Value per Unit on May 31, 2011                    $       1,112.92

Net Asset Value per Unit on April 30, 2011                  $       1,144.18

Unit Value Monthly Gain (Loss) %                                     (2.73) %

Fund 2011 calendar YTD Gain (Loss) %                                 (0.52) %

                          Partners' Capital - Class B

Net Asset Value per Unit on May 31, 2011                    $         967.28

Net Asset Value per Unit on April 30, 2011                  $       1,000.00

Unit Value Monthly Gain (Loss) %                                     (3.27) %

Fund 2011 calendar YTD Gain (Loss) %                                 (3.27) %

                          Partners' Capital - Class C

Net Asset Value per Unit on May 31, 2011                    $       1,130.77

Net Asset Value per Unit on April 30, 2011                  $       1,159.84

Unit Value Monthly Gain (Loss) %                                     (2.51) %

Fund 2011 calendar YTD Gain (Loss) %                                  0.19  %

                          Partners' Capital - Class D

Net Asset Value per Unit on May 31, 2011                    $         968.88

Net Asset Value per Unit on April 30, 2011                  $       1,000.00

Unit Value Monthly Gain (Loss) %                                     (3.11) %

Fund 2011 calendar YTD Gain (Loss) %                                 (3.11) %

To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Executive Officer
                                  Campbell & Company, Inc.
                                  General Partner
                                  Campbell Global Trend Fund, L.P.

                                  Prepared without audit

Dear Investor,

Diversification Helps Limit Losses in a Dramatic Commodity Reversal...

In many ways, the commodity markets took center stage in May as the Fund put another volatile month behind. The petroleum complex sold off substantially on May 5th, despite the lack of any oil-related fundamental data. In addition, precious metals saw a significant decline with the price of silver dropping 24%,giving back the entire April rally. While the Fund suffered losses in these sectors, our models significantly reduced long commodity exposure on the abrupt reversal in price action and spike in volatility throughout the month.

Trading in global equities also generated losses on softer economic data, Wall Street lowering U.S. growth forecasts, and renewed European sovereign debt concerns mainly focused on Greece. While positions have been reduced in this sector, regional risk was rotated out of Europe and back to the U.S.

Losses were also recorded in currency trading as the U.S. Dollar rallied against most major currencies. The Fund's long Euro position produced the biggest currency loss, as the European Central Bank disappointed expectations of rate hikes at its May policy meeting.

Fixed income trading produced strong positive results, helping to mitigate losses in riskier assets as the flight-to-quality theme was dominant in May.

Once again, a steady risk posture and a discipline centered on diversification helped the Fund navigate a very volatile month for our strategy space.

Please do not hesitate to call me with questions.

Sincerely,

Terri Becks
Chief Executive Officer
Campbell & Company, Inc.
General Partner
Campbell Global Trend Fund, L.P.